Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202354 (To Prospectus dated May 1, 2015, Prospectus Supplement dated January 20, 2016 and Product Supplement CBN-1 dated January 22, 2016
1,012,497 Units $10 principal amount per unit CUSIP No. 06053Y553	Pricing Date Settlement Date Maturity Date	February 25, 2016 March 3, 2016 March 10, 2017

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company
●
Maturity of approximately one year and one week
●
Interest payable quarterly at the rate of 8.25% per year
●
No participation in any increase in the price of the Underlying Stock, and the Redemption Amount at maturity will not exceed the principal amount per unit
●
1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5.00% decline, with up to 95.00% of your principal at risk
●
All payments on the notes subject to the credit risk of Bank of America Corporation
●
Limited secondary market liquidity, with no exchange listing

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement CBN-1.
The initial estimated value of the notes as of the pricing date is $9.75 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-9 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.000	$10,124,970.000
Underwriting discount	$0.175	$177,186.975
Proceeds, before expenses, to BAC	$9.825	$9,947,783.025
(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
February 25, 2016

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Summary
The Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide quarterly interest payments. If the Ending Value of the Market Measure, which is the common stock of E.I. du Pont de Nemours and Company (the “Underlying Stock”), is at or above the Threshold Value, the Redemption Amount will equal the principal amount.  If the Ending Value is less than the Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the interest rate) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-9.
Terms of the Notes		Redemption Amount Determination
Issuer:	Bank of America Corporation (“BAC”)	In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of E.I. du Pont de Nemours and Company (the “Underlying Company”) (NYSE symbol: DD)
Starting Value:	59.71 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:
The Closing Market Price of the Underlying Stock on the valuation date, multiplied by the Price Multiplier. The valuation date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-18 of product supplement CBN-1.

Valuation Date:	March 3, 2017
Interest Payment Dates:	June 10, 2016, September 10, 2016, December 10, 2016 and the maturity date
Interest Rate:	8.25% per year
Threshold Value:	56.72 (95% of the Starting Value)
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-9.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page PS-21 of product supplement CBN-1.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Coupon Bearing Notes	TS-2

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement CBN-1 dated January 22, 2016: http://www.sec.gov/Archives/edgar/data/70858/000119312516435376/d124017d424b5.htm
■	Series L MTN prospectus supplement dated January 20, 2016 and prospectus dated May 1, 2015: http://www.sec.gov/Archives/edgar/data/70858/000119312516433708/d122981d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement CBN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the Ending Value will be greater than or equal to the Threshold Value.
■
You seek interest payments on your investment.
■
You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments, and that you will not participate in any increases in the price of the Underlying Stock.
■
You are willing to risk a loss of principal and return, if the Ending Value is below the Threshold Value.
■
You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■
You anticipate that the Ending Value will be less than the Threshold Value.
■
You anticipate that the price of the Underlying Stock will increase and seek to participate in that increase.
■
You seek 100% principal repayment or preservation of capital.
■
In addition to interest payments, you seek an additional return above the principal amount.
■
You seek to receive dividends or other distributions paid on the Underlying Stock.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Coupon Bearing Notes	TS-3

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Hypothetical Payments at Maturity
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
1)	a Starting Value of 100.00;
2)	a Threshold Value of 95.00 (95.00% of the Starting Value);
3)	an expected term of the notes of approximately one year and one week; and
4)	the interest rate of 8.25% per year.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 59.71, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.  In addition, all payments on the notes are subject to issuer credit risk.
Example 1
The Ending Value is 115 (115% of the Starting Value)
The Ending Value is greater than the Starting Value and the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date. You will not participate in the increase of the value of the Underlying Stock.
Example 2
The Ending Value is 98 (98% of the Starting Value)
The Ending Value is less than the Starting Value but greater than the Threshold Value. Consequently, in addition to the quarterly interest payments, you will receive the principal amount of $10.00 on the maturity date.
Example 3
The Ending Value is 70 (70% of the Starting Value)
The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, however, you will also participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock below the Threshold Value. The Redemption Amount per unit will equal:
On the maturity date, you will receive the Redemption Amount per unit of $7.50
Coupon Bearing Notes	TS-4

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Summary of the Hypothetical Examples
	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Starting Value and the Threshold Value	The Ending Value is less than the Starting Value but greater than or equal to the Threshold Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	98.00	70.00
Threshold Value	95.00	95.00	95.00
Interest Rate (per year)	8.25%	8.25%	8.25%
Redemption Amount per Unit	$10.00	$10.00	$7.50
Total Return of the Underlying Stock (1)	17.99%	0.99%	-27.01%
Total Return on the Notes (2)	8.41%	8.41%	-16.59%

(1)	The total return of the Underlying Stock assumes:
(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;
(b)	a constant dividend yield of 2.57% per year; and
(c)	no transaction fees or expenses.
(2)	The total return on the notes includes interest paid on the notes from March 3, 2016 to March 10, 2017.
Coupon Bearing Notes	TS-5

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement CBN-1, page S-5 of the Series L MTN prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■	You will not participate in any increase in the price of the Underlying Stock.
■	Your investment return is limited to the return represented by the periodic interest payments over the term of the notes, and may be less than a comparable investment directly in the Underlying Stock.
■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Stock, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-9. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trading in shares of the Underlying Stock) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

■
The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

■	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.
■
While we or our affiliates may from time to time own securities of the Underlying Company, we do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.

■
The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement CBN-1.

■	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement CBN-1.

Coupon Bearing Notes	TS-6

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
The Underlying Stock
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. E. I. du Pont de Nemours and Company is a chemical and life sciences company, with businesses that include agriculture and industrial biotechnology, chemistry, biology, materials science and manufacturing. The company offers products and services for markets including agriculture and food, building and construction, electronics and communications.
Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to SEC CIK number 30554.
This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes.  Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.
The Underlying Stock trades on the New York Stock Exchange under the symbol “DD.”
Coupon Bearing Notes	TS-7

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Historical Data
The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
	High ($)	Low ($)
2008
..............................First Quarter...................	45.23	40.41
Second Quarter	49.64	40.55
Third Quarter	45.64	37.48
Fourth Quarter	38.44	20.85
2009
First Quarter	26.27	15.33
Second Quarter	28.55	22.27
Third Quarter	32.20	22.84
Fourth Quarter	33.61	29.01
2010
First Quarter	36.83	30.58
Second Quarter	38.90	32.38
Third Quarter	43.38	32.35
Fourth Quarter	47.52	42.20
2011
First Quarter	53.18	45.71
Second Quarter	53.95	46.87
Third Quarter	53.05	37.97
Fourth Quarter	47.32	36.56
2012
First Quarter	50.88	43.74
Second Quarter	51.11	44.67
Third Quarter	49.63	44.51
Fourth Quarter	47.90	39.85
2013
First Quarter	47.42	43.02
Second Quarter	53.56	46.16
Third Quarter	57.42	49.78
Fourth Quarter	61.72	54.09
2014
First Quarter	64.12	56.59
Second Quarter	66.18	62.17
Third Quarter	69.19	60.83
Fourth Quarter	71.43	62.42
2015
First Quarter	76.47	67.34
Second Quarter	71.63	60.46
Third Quarter	61.43	47.32
Fourth Quarter	74.55	48.35
2016
First Quarter (through the pricing date)	64.28	51.46
This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.
Coupon Bearing Notes	TS-8

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the interest payments on the notes and the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement CBN-1.
Coupon Bearing Notes	TS-9

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as an income-bearing single financial contract linked to the Underlying Stock.

■
Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined beginning on page 99 of the prospectus) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

■	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement CBN-1.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated May 1, 2015 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of BAC, subject to the effect of applicable bankruptcy, insolvency (including laws related to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium, and other similar laws affecting creditors’ rights generally, and to general principles of equity.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated February 27, 2015, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on February 27, 2015.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Coupon Bearing Notes	TS-10

Coupon Bearing Notes Linked to the Common Stock of E.I. du Pont de Nemours and Company, due March 10, 2017
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.
Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both.  In exchange for receiving current income, you will generally forfeit upside potential on the linked asset.  Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.
Coupon Bearing Notes	TS-11